EXHIBIT 10.10
GRANITE POINT MORTGAGE TRUST INC.
2017 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
I.    GENERAL
    This RESTRICTED STOCK UNIT AGREEMENT by and between Granite Point Mortgage Trust Inc., a Maryland corporation (the “Company”) and [NAME] (the “Grantee”), (the “Agreement”) sets forth the terms and conditions of the grant of restricted stock units (“Restricted Stock Units” or “RSUs”) granted hereunder to the Grantee in accordance with and subject to the terms and conditions applicable to Phantom Shares under the Company’s 2017 Equity Incentive Plan (the “Plan”). Unless otherwise defined herein, capitalized terms used in the Agreement shall have the meanings set forth in the Plan.
II.    NOTICE OF GRANT
The Grantee has been granted an award of Restricted Stock Units, subject to the terms and conditions of the Plan and the Agreement, as follows (each of the following capitalized terms are defined terms having the meaning indicated below):

Date of Grant	[●]
Number of Restricted Stock Units	[●]
Vesting Criteria	RSUs will be subject to the Time-Based Vesting Schedule
Time-Based Vesting Schedule
RSUs will vest 100% on the first anniversary of the Date of Grant (the “Vesting Date”), subject to continued service with the Company through the Vesting Date (except as otherwise provided in the Agreement)

III.    AGREEMENT
1.    Grant of RSUs. The Company hereby grants to the Grantee an award of Restricted Stock Units subject to the terms and conditions of the Agreement and the Plan, which are incorporated herein by reference.
2.    Vesting. Except as otherwise set forth in the Agreement, the RSUs will not vest unless the Grantee continues to provide services to the Company until the Vesting Date.
3.    Form and Timing of Settlement; Conditions to Issuance of Shares.
(a)    Form and Timing of Settlement. The award of RSUs represents the right to receive a number of Shares equal to the number of RSUs that vest pursuant to the Time-Based Vesting Schedule. Unless and until the RSUs have vested in the manner set forth in Sections 2 or 4, the Grantee shall have no right to settlement of any such RSUs. Prior to actual issuance of any Shares underlying the

RSUs, such RSUs will represent an unsecured obligation of the Company, which may be settled (if at all) only from the general assets of the Company. Subject to the other terms of the Plan and the Agreement, any RSUs that vest in accordance with Section 2 will be settled to the Grantee in whole Shares (or an amount of cash equal to the Fair Market Value of such Shares) on or within thirty (30) days following the Vesting Date (the “Settlement Schedule”). Shares shall not be issued under the Plan unless the issuance and delivery of such Shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the Act, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded. The Committee may require the Grantee to take any reasonable action in order to comply with any such rules or regulations.
(b)    Acknowledgment of Potential Securities Law Restrictions. Unless a registration statement under the Act covers the Shares issued upon vesting of an RSU, the Committee may require that the Grantee agree in writing to acquire such Shares for investment and not for public resale or distribution, unless and until the Shares subject to the RSUs are registered under the Act. The Committee may also require the Grantee to acknowledge that he or she shall not sell or transfer such Shares except in compliance with all applicable laws, and may apply such other restrictions as it deems appropriate. The Grantee acknowledges that the U.S. federal securities laws prohibit trading in the stock of the Company by persons who are in possession of material, non-public information, and also acknowledges and understands the other restrictions set forth in the Company’s Insider Trading Policy.
4.    Termination of Service; Effect of a Change of Control.
    (a)    General. If the Grantee has a Termination of Service for any reason other than due to death or Disability, then, except as set forth in Sections 4(b), and (c), the Grantee will vest in a number of then-outstanding RSUs that is prorated to reflect the proportionate number of days served during the period from the Date of Grant up to and including the date of Termination of Service and will settle on or within thirty (30) days following the date of Termination of Service; any RSUs that do not vest in accordance with the preceding clause will be cancelled.
    (b)    Change of Control Vesting. Upon the occurrence of a Change of Control which is a 409A CIC, any then-outstanding RSUs will vest and will settle on or within thirty (30) days following the date of the Change of Control and, otherwise, to the extent necessary to avoid the imposition of taxes under Section 409A, such RSUs will continue to vest and will settle in accordance with the Settlement Schedule. For purposes of the Agreement, a “409A CIC” shall mean a Change of Control that constitutes a “change in control event” within the meaning of Section 409A.
(c)    Death; Disability. If the Grantee has a Termination of Service on account of death or Disability, then, any then-outstanding RSUs will vest and will settle on or within thirty (30) days following the date of Termination of Service. For purposes of the Agreement, “Disability” shall mean a Grantee’s inability to substantially perform services to the Company due to mental or physical incapacity, as determined by the Committee.
5.    Non-Transferability of RSUs. Unless the Committee determines otherwise in advance in writing, RSUs may not be transferred in any manner otherwise than by will or by the applicable laws of descent or distribution. The terms of the Plan and the Agreement shall be binding upon the executors, administrators, heirs and permitted successors and assigns of the Grantee.
6.    Amendment of RSUs or Plan. The Plan and the Agreement constitute the entire understanding of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Grantee with respect to the subject matter hereof. The Grantee expressly warrants that he or she is not accepting the Agreement in reliance on any promises, representations, or inducements other than those contained herein. The Board or the Committee may amend, modify or terminate the Agreement in any respect at any time; provided, however, that modifications to the Agreement or the Plan that materially and adversely affect the Grantee’s rights hereunder can be made only in an express written contract signed by the Company and the Grantee. Notwithstanding anything to the contrary in the Plan or the Agreement, the Company reserves the right to revise the Agreement and the Grantee’s rights under outstanding RSUs as it deems necessary or advisable, in its sole discretion and without the consent of the Grantee, (1) upon a Change of Control, (2) as required by law, or (3) to comply with Section 409A of the Internal Revenue Code of 1986 (“Section 409A”) or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection with this Award.
7.    Tax Obligations.
(a)    Taxes. Regardless of any action the Company takes with respect to any or all federal, state, or local tax related income tax, payroll, social security and other tax related items (“Tax Related Items”), the Grantee acknowledges that the ultimate liability for all Tax Related Items associated with the RSUs is and remains the Grantee’s responsibility and that the Company (i) makes no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant or vesting of the RSUs, the delivery of the Shares, the subsequent sale of Shares acquired at vesting and the receipt of any dividends or dividend equivalents; and (ii) does not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Grantee’s liability for Tax Related Items.
(b)    Code Section 409A. The intent of the parties is that payments (including settlements) and benefits under the Agreement are exempt from or comply with Section 409A of Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Agreement shall be interpreted and be administered to be in exempt from or compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Grantee shall not be considered to have separated from service with the Company for purposes of the Agreement and no payment shall be due to the Grantee under the Agreement on account of a separation from service until the Grantee would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Any payments described in the Agreement that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Agreement, to the extent that any amounts are payable upon a separation from service and such payment would result in accelerated taxation and/or tax penalties under Section 409A of the Code, such payment, under the Agreement or any other agreement of the Company, shall be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier). The Company makes no representation that any or all of the payments described in the Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Grantee shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.
For purposes of making a payment under the Agreement, if any amount is payable as a result of a Change of Control, then to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, such event must also constitute a 409A CIC.

8.    Nature of Grant. In accepting the RSUs, the Grantee acknowledges and agrees that:
(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)    the award of RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future awards of RSUs or benefits in lieu of RSUs or other equity awards, even if RSUs have been awarded in the past;
(c)    the future value of the underlying Shares is unknown and cannot be predicted with certainty;
(d)    the value of the Shares acquired upon vesting/settlement of the RSUs may increase or decrease in value;
(e)    in consideration of the award of RSUs, no claim or entitlement to compensation or damages shall arise from termination of the award or from any diminution in value of the RSUs or Shares upon vesting of the RSUs resulting from the Grantee’s Termination of Service by the Company (for any reason whatsoever), other than as set forth in Section 4 hereof;
(f)    the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Grantee’s participation in the Plan or the Grantee’s acquisition or sale of the underlying Shares; and
(g)    the Grantee should consult with the Grantee’s own personal tax, legal and financial advisors regarding the Grantee’s participation in the Plan before taking any action related to the Plan.
9.    Rights as Shareholder; Dividends Equivalent Rights. Until all requirements for vesting of the RSUs pursuant to the terms of the Agreement and the Plan have been satisfied, the Grantee shall not be deemed to be a shareholder of the Company in respect of the RSUs, and shall have no dividend rights or voting rights with respect to the RSUs or any Shares underlying or issuable in respect of such RSUs until such Shares are actually issued to the Grantee. Each RSU granted under the Agreement is granted with a tandem DER. In respect of such DERs, upon the payment of any dividend (other than non-cash extraordinary dividends, which shall be addressed under Section 15(a)(ii) of the Plan) by the Company to its common shareholders, the Grantee shall receive an amount in cash equal to the product of the amount of such dividends paid by the Company in respect of a share of Common Stock multiplied by the number of Shares underlying the then-outstanding RSUs. Upon the termination of an RSU for any reason, the tandem DER shall automatically terminate.
10.    Board Authority. The Board and/or the Committee shall have the power to interpret the Agreement and to adopt such rules for the administration, interpretation and application of the Agreement as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether any RSUs have vested under the Agreement). All interpretations and determinations made by the Board and/or the Committee in good faith under the Agreement shall be final and binding upon the Grantee, the Company and all other interested persons and such determinations of the Board and/or the Committee do not have to be uniform nor do they have to consider whether Plan Grantees are similarly situated. No member of the Board and/or the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Agreement.
11.    Headings. The captions used in the Agreement and the Plan are inserted for convenience and shall not be deemed to be a part of the RSUs for construction and interpretation.

12.    Electronic Delivery.
(a)    If the Grantee executes the Agreement electronically, for the avoidance of doubt, the Grantee acknowledges and agrees that his or her execution of the Agreement electronically (through an on-line system established and maintained by the Company or a third party designated by the Company, or otherwise) shall have the same binding legal effect as would execution of the Agreement in paper form. The Grantee acknowledges that upon request of the Company he or she shall also provide an executed paper form of the Agreement.
(b)    If the Grantee executes the Agreement in paper form, for the avoidance of doubt, the parties acknowledge and agree that it is their intent that any agreement previously or subsequently entered into between the parties that is executed electronically shall have the same binding legal effect as if such agreement were executed in paper form.
(c)    If the Grantee executes the Agreement multiple times (for example, if the Grantee first executes the Agreement in electronic form and subsequently executes the Agreement in paper form), the Grantee acknowledges and agrees that (i) no matter how many versions of the Agreement are executed and in whatever medium, the Agreement only evidences a single award relating to the number of RSUs set forth in the Notice of Grant and (ii) the Agreement shall be effective as of the earliest execution of the Agreement by the parties, whether in paper form or electronically, and the subsequent execution of the Agreement in the same or a different medium shall in no way impair the binding legal effect of the Agreement as of the time of original execution.
(d)    The Company may, in its sole discretion, decide to deliver by electronic means any documents related to the RSUs, to participation in the Plan, or to future awards granted under the Plan, or otherwise required to be delivered to the Grantee pursuant to the Plan or under applicable law, including but not limited to, the Plan, the Agreement, the Plan prospectus and any reports of the Company generally provided to shareholders. Such means of electronic delivery may include, but do not necessarily include, the delivery of a link to the Company’s intranet or the internet site of a third party involved in administering the Plan, the delivery of documents via electronic mail or such other means of electronic delivery specified by the Company. By executing the Agreement, the Grantee hereby consents to receive such documents by electronic delivery. At the Grantee’s written request to the Secretary of the Company, the Company shall provide a paper copy of any document at no cost to the Grantee.
13.    Waiver of Right to Jury Trial. Each party, to the fullest extent permitted by law, waives any right or expectation against the other to trial or adjudication by a jury of any claim, cause or action arising with respect to the RSUs or hereunder, or the rights, duties or liabilities created hereby.
14.    Agreement Severable. In the event that any provision of the Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of the Agreement.
15.    Governing Law and Choice of Venue. THE AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MARYLAND, WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICT OF LAWS WHICH COULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF MARYLAND. The exclusive venue for any disputes arising hereunder shall be the state or federal courts located in the State of New York or, at the Company’s election, in any other state in which the Grantee maintains the Grantee’s principal residence or principal place of business, and each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.
16.    Severability. The provisions of the Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
17.    Waiver. Grantee acknowledges that a waiver by the Company of breach of any provision of the Agreement shall not operate or be construed as a waiver of any other provision of the Agreement, or of any subsequent breach by the Grantee or any other Grantee.
18.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Grantee’s participation in the Plan, on the RSUs and on any Shares subject to the RSUs, to the extent the Company determines it is necessary or advisable for legal or administrative reasons and provided the imposition of the term or condition will not result in any adverse accounting expense to the Company, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
19.    Recoupment. The RSUs granted pursuant to the Agreement are subject to the terms of any compensation recoupment policy that may be adopted by the Company and in effect from time to time (the “Policy”) if and to the extent such Policy by its terms applies to the RSUs, and to the terms required by applicable law; and the terms of the Policy and such applicable law are incorporated by reference herein and made a part hereof. For purposes of the foregoing, the Grantee expressly and explicitly authorizes the Company to issue instructions, on the Grantee’s behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold the Grantee’s Shares and other amounts acquired pursuant to the Grantee’s RSUs, to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company upon the Company’s enforcement of the Policy. To the extent that the Agreement and the Policy conflict, the terms of the Policy shall prevail.
20.    Notices. The Company may, directly or through its third party stock plan administrator, endeavor to provide certain notices to the Grantee regarding certain events relating to awards that the Grantee may have received or may in the future receive under the Plan, such as notices reminding the Grantee of the vesting or expiration date of certain awards. The Grantee acknowledges and agrees that (1) the Company has no obligation (whether pursuant to the Agreement or otherwise) to provide any such notices; (2) to the extent the Company does provide any such notices to the Grantee the Company does not thereby assume any obligation to provide any such notices or other notices; and (3) the Company, its Subsidiaries and the third party stock plan administrator have no liability for, and the Grantee has no right whatsoever (whether pursuant to the Agreement or otherwise) to make any claim against the Company, any of its Subsidiaries or the third party stock plan administrator based on any allegations of, damages or harm suffered by the Grantee as a result of the Company’s failure to provide any such notices or the Grantee’s failure to receive any such notices.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Grantee have executed this Agreement as of the day and year first above written.

GRANITE POINT MORTGAGE TRUST INC.
By: _____________________________________________
Name:
Title:

GRANTEE
By: _____________________________________________
Name: [NAME]